Exhibit 23.1

The reverse stock split described in Note 1 to the consolidated financial statements has not been consummated at October 29, 2014. When it has been consummated, we expect to be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 29, 2014

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of FibroGen Inc. of our report dated June 11, 2014, except for the effects of the reverse stock split described in Note 1 to the consolidated financial statements, as to which the date is                     , relating to the consolidated financial statements of FibroGen, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

San Jose, California”